EXHIBIT 99

[Belmond Ltd. news release paper]

Contacts:

Martin O'Grady	Amy Brandt
Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
July 30, 2014

BELMOND LTD. REPORTS SECOND QUARTER 2014 RESULTS

•	Second quarter 2014 same store revenue per available room (“RevPAR”) up 6% in U.S. dollars and local currency as compared to second quarter of 2013

•	Second quarter total revenue of $178.0 million, a $5.1 million increase over prior-year quarter

•	Second quarter total adjusted EBITDA of $41.9 million, up $0.7 million over prior-year quarter

•	Announced second third-party management agreement, with The Cadogan hotel in London

•	Belmond brand recognized in Travel + Leisure magazine’s 2014 World’s Best Awards

HAMILTON, BERMUDA - July 30, 2014. Belmond Ltd. (NYSE: BEL, belmond.com) (formerly Orient-Express Hotels Ltd., NYSE:OEH) (the “Company”), owners, part-owners or managers of 45 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the second quarter ended June 30, 2014.

Total revenue in the second quarter of 2014 was $178.0 million, up $5.1 million or 3% from $172.9 million in the second quarter of 2013. Total hotels revenue for the second quarter was $150.7 million, an increase of $2.7 million or 2% from $148.0 million in the second quarter of 2013. Total hotels revenue growth was driven by a 6% increase in same store RevPAR, partially offset by a $3.4 million decrease in owned hotels revenue as a result of the March 2014 sale of Inn at Perry Cabin by Belmond in St. Michaels, Maryland, and a $0.7 million year-over-year revenue decrease at Belmond Miraflores Park, Lima, Peru, which was closed for renovation from December 1, 2013 through mid-April 2014. Excluding these two properties, total hotels revenue would have increased $6.9 million or 5% year-over-year for the second quarter of 2014.

Total trains & cruises revenue in the second quarter of 2014 was $27.3 million, up $2.4 million or 10% from $24.9 million in the second quarter of 2013 due primarily to an increase in revenue from the Venice Simplon-Orient-Express, largely as a result of a 10% year-over-year appreciation in sterling, and the Company's PeruRail joint venture, primarily as a result of increased tourist demand.

Year-over-year currency fluctuations did not significantly impact the Company's U.S. dollar translation of total revenue for the second quarter of 2014, as the impact of the appreciation of sterling and the euro, up 10% and 5%, respectively, more than offset the impact of the depreciation of the South African rand, Russian ruble and Brazilian real of 11%, 10% and 7%, respectively.

Total adjusted EBITDA was $41.9 million for the second quarter of 2014, an increase of $0.7 million or 2% from $41.2 million in the second quarter of 2013. When comparing second quarter 2014 results to the prior-year quarter, there are several comparability differences: the March 2014 sale of Inn at Perry Cabin, the closure for renovation of Belmond Miraflores Park through mid-April 2014 and the $0.5 million investment in the Belmond brand launch in the current-year quarter. Excluding these items, total adjusted EBITDA for the second quarter of 2014 would have increased $2.9 million or 7% over the prior-year period.

Adjusted net earnings from continuing operations for the second quarter of 2014 were $8.0 million ($0.08 per common share), a decrease of $9.7 million from adjusted net earnings of $17.7 million ($0.17 per common share) in the second quarter of 2013. This decrease is primarily the result of an increase in tax expense owing largely to a change in the Company's profits mix as compared to the prior-year quarter.

John Scott, president and chief executive officer, remarked: “Our overall performance in the second quarter was balanced, with a 7% increase in comparable adjusted EBITDA despite challenges faced by our hotel in Russia. A highlight of our second quarter was the 2014 FIFA World Cup in Brazil, which commenced in the middle of June. We expected great things of Belmond Copacabana Palace, our legendary hotel in Rio de Janeiro, for this highly anticipated event, and the hotel delivered. The benefit from the games also extended to our other Brazilian hotel, Belmond Hotel das Cataratas at the Iguassu Falls. Collectively, these two hotels produced second quarter EBITDA growth of $3.0 million or 88% over the prior-year period.

"Another highlight of the quarter was the strong results of the Company’s owned hotels in Europe due primarily to solid performances by the Company’s Italian hotel portfolio and Belmond La Residencia in Mallorca, Spain. At the same time, our hotel in Russia, Belmond Grand Hotel Europe, St. Petersburg, continued to face several challenges, including the impact of the political situation in Ukraine. We continue to monitor this situation closely but expect a further negative impact in the third quarter. Excluding this hotel, EBITDA for our European hotels in the second quarter was up 16% over the prior-year period. The re-investment in our Italian hotels during their annual seasonal closures, a part of our strategy to improve and extend our core, contributed meaningfully to the region's growth.

“Looking ahead, our forecast for the third quarter of 2014 shows same store RevPAR growth of between 1% and 5% in local currency (3% and 7% in U.S. dollars) over a strong comparative period, for which U.S. dollar RevPAR increased 20% over the third quarter of 2012. For the full year 2014, we are now projecting same store local currency RevPAR growth of between 3% and 7% (2% and 6% in U.S. dollars), a 1 percentage point decrease from our previous full year guidance due in part to continued challenges for our hotel in Russia.”

Company Highlights

•
Announces agreement to manage The Cadogan hotel in London — On July 8, 2014, the Company announced that it had signed a long-term management agreement with Cadogan Estates Limited to operate The Cadogan, a 64-key hotel in the high-end residential and retail area of Knightsbridge in London, England. The hotel will close at the end of July 2014 to undergo an approximate $48.0 million complete renovation. The fully renovated Belmond Cadogan is scheduled to open in the summer of 2016 with refurbished public areas, a signature restaurant and the reconfiguration of 64 keys to 54 in order to accommodate demand from luxury travelers for larger suites.

•
Receives global recognition as top hotel brand — On July 2, 2014, Belmond was named one of the world’s top ten hotel brands in the prestigious Travel + Leisure 2014 World’s Best Awards. The 19th annual awards, which are the result of a poll of the magazine's readers, recognize the very best in luxury travel. This significant accolade illustrates the early positive response by travelers to the Company's new brand and should serve to increase awareness of Belmond in the important U.S. market.

•
Extends core business through the addition of new suites in Sicily — In May 2014, the Company completed six new junior suites at Belmond Villa Sant’Andrea in Taormina, Sicily, increasing the hotel's inventory by 10% to 65 rooms and suites. Carved out of the side of a cliff and located next to the hotel's beachfront swimming pool, these new suites are a good example of the Company's focus on identifying revenue-enhancing opportunities within its existing portfolio to improve and extend its core.

•
Welcomes new senior management team member and director — During the quarter, the Company completed its search to add further talent to its senior management team by selecting Ingrid Eras-Magdalena to be appointed vice president, global human resources. Ms. Eras-Magdalena has over 20 years’ human resources experience in the hospitality industry and will join the Company on September 22, 2014 from Starwood Hotels and Resorts Worldwide, Inc., where she served as vice president, people development and staffing for the Europe, Africa and Middle East division since 2006.

At the annual general meeting of shareholders on June 30, 2014, Georg Rafael, a long-serving director and a legend in the luxury hotel industry, retired from the board of directors and Roeland Vos was elected a director, continuing the Company's objective of board renewal. Mr. Vos most recently served as president of the Europe, Africa and Middle East division of Starwood Hotels and Resorts Worldwide, Inc. from 2001 to 2013.

•
Changes corporate name to Belmond from Orient-Express Hotels — Also at the annual general meeting, shareholders approved a change in the Company’s name from Orient-Express Hotels Ltd. to Belmond Ltd. in order to align its corporate identity with that of its primary luxury brand following Belmond's well-received launch earlier this year. The Company completed the final transition to Belmond on July 28, 2014 when it changed the ticker symbol of its class A common shares listed on the New York Stock Exchange from OEH to BEL.

Operating Performance

Owned hotels:
Europe:
In the second quarter of 2014, revenue from owned hotels was $78.2 million, an increase of $3.0 million or 4% from $75.2 million in the second quarter of 2013. Combined revenue growth of $5.8 million from the Company's hotels in continental Europe and the United Kingdom was partially offset by a $2.8 million decrease in revenue at Belmond Grand Hotel Europe. The Company saw particular strength in the quarter from its Italian hotels, with combined revenue growth of $3.6 million or 8% due primarily to an 8% increase in U.S. dollar average daily rate ("ADR"), showing solid growth in a year without the benefit of the Venice Biennale arts festival. Additionally, the Company saw a marked improvement in the performance of Belmond La Residencia, where second quarter revenue grew $1.5 million or 37% compared to the prior-year quarter due largely to an 8 percentage point increase in occupancy. Results for the Company's hotels in continental Europe also benefited from the 5% year-over-year appreciation of the euro. Revenue at Belmond Grand Hotel Europe continued to be negatively impacted by currency depreciation, with a 10% year-over-year depreciation in the ruble contributing $1.5 million of the hotel’s $2.8 million revenue decline. The hotel’s results were also affected by cancellations related to the political situation in Ukraine, increased local competition and softer food and beverage revenue partially as a result of ongoing restaurant renovation works.

Same store RevPAR for owned hotels in the region was up 3% in U.S. dollars year-over-year due primarily to a 6% increase in U.S. dollar ADR. In local currency, same store RevPAR increased 2% over the prior-year quarter due primarily to a 4% increase in ADR.

EBITDA for the second quarter was $29.8 million, an increase of $1.7 million or 6% from $28.1 million in the second quarter of 2013. This increase was the result of EBITDA growth of $3.4 million at the Company's hotels in continental Europe and the United Kingdom, partially offset by a $1.6 million decrease in EBITDA at Belmond Grand Hotel Europe.

North America:
Revenue from owned hotels for the second quarter of 2014 was $37.3 million, down $3.2 million or 8% from $40.5 million in the second quarter of 2013. The decrease was primarily the result of the March 2014 sale and agreement to manage Inn at Perry Cabin, which resulted in the Company no longer reporting the hotel's results in its owned hotels segment but instead recognizing management fees earned in its part-owned / managed hotels segment. Excluding Inn at Perry Cabin, which generated revenue of $3.4 million in the second quarter of 2013, North American owned hotels revenue would have increased $0.2 million year-over-year.

Same store RevPAR for owned hotels in the region, which excludes Inn at Perry Cabin, was up 2% over the prior-year quarter in both U.S. dollars and local currency. A 9% increase in ADR for the region was partially offset by a 5 percentage point decrease in occupancy, which was primarily the result of a year-over-year decline in leisure business at Belmond Charleston Place, South Carolina.

EBITDA for the region was $6.9 million in the quarter, down $1.3 million or 16% from $8.2 million in the second quarter of 2013 primarily as a result of the March 2014 sale of Inn at Perry Cabin. Excluding this hotel, which reported EBITDA of $0.9 million in the second quarter of 2013, the region's year-over-year EBITDA decrease would have been $0.4 million. This 5% decrease in comparable EBITDA was primarily the result of declines of $0.5 million at Belmond La Samanna, St. Martin, French West Indies, due mainly to cost increases related to the appreciation of the euro; $0.3 million at Belmond Charleston Place as compared to the hotel's record-setting second quarter 2013 performance due to decreased leisure business and an increase in benefits costs; and $0.3 million at '21' in New York City due to decreased banqueting business. Partially offsetting these decreases was a $0.6 million year-over-year increase in EBITDA at Belmond El Encanto, Santa Barbara, California, as the property continues to ramp up in its first full year of operations.

Rest of World:
Revenue from owned hotels for the second quarter of 2014 was $33.2 million, an increase of $2.8 million or 9% compared to $30.4 million in the second quarter of 2013. This increase was the result of the strong performances of the Company's two Brazilian hotels due largely to the 2014 FIFA World Cup, which impacted 18 nights during the second quarter. With revenue growth of $2.9 million or 21%, Belmond Copacabana Palace had a record second quarter. Belmond Hotel das Cataratas also achieved its highest second quarter revenue since the Company completed a renovation of the hotel in 2010, with revenue up $1.3 million or 33% over the prior-year quarter. Excluding the impact of the 7% year-over-year depreciation of the Brazilian real, combined revenue for the two hotels would have increased $5.2 million or 29% over the second quarter of 2013.

Growth at the Company's Brazilian hotels was partially offset by year-over-year declines at Belmond Miraflores Park and the Company's Asian hotels. Belmond Miraflores Park was closed for a planned renovation from December 2013 through the middle of April 2014 and, as anticipated, revenue for the hotel declined $0.7 million for the second quarter of 2014 as compared to the prior-year quarter. Revenue for the Company's Asian hotels was down $0.7 million year-over-year primarily as a result of the impact of the media coverage of the political situation in Bangkok, which is an important point of arrival for several of our Asian hotels.

Same store RevPAR for owned hotels in the rest of world was up 24% in local currency and 18% in U.S. dollars. RevPAR growth was predominantly driven by ADR, with second quarter local currency ADR growth of 21% (up 15% in U.S. dollars) largely as a result of the World Cup. Occupancy was up 1 percentage point over the prior-year quarter.

EBITDA in the second quarter of 2014 of $6.7 million was $1.9 million or 40% greater than EBITDA of $4.8 million in the prior-year quarter. Combined year-over-year EBITDA growth of $3.0 million or 88% at Belmond Copacabana Palace and Belmond Hotel das Cataratas was offset by a $0.8 million year-over-year EBITDA decrease for Belmond Miraflores Park due to the hotel’s planned closure and a $0.8 million net decrease in EBITDA for the Company's Asian hotels.

Part-owned / managed hotels:
Revenue in the second quarter of 2014 was $2.0 million, a 5% increase over revenue of $1.9 million in the second quarter of 2013. This increase was primarily attributable to a $0.3 million increase from Hotel Ritz, Madrid, Spain, which had a 9 percentage point increase in occupancy as a result of new sales strategies and continued signs of an improvement in the Spanish economy.

EBITDA for the second quarter of 2014 of $1.8 million was flat to EBITDA for the second quarter of 2013 due primarily to a $0.2 million increase from Hotel Ritz, offset by a decrease in EBITDA for the Company's Peru hotels joint venture as a result of a $0.5 million expense for the Company's share of the joint venture's debt extinguishment costs.

Owned trains & cruises:
Revenue for the second quarter of 2014 was $23.3 million, up $1.6 million or 7% from $21.7 million in the second quarter of 2013. This growth was primarily the result of a $1.0 million increase in revenue from the Venice Simplon-Orient-Express, which benefited from the 10% year-over-year appreciation in sterling, and a combined $0.9 million year-over-year increase from the Belmond Northern Belle U.K. day-train, Belmond Royal Scotsman and Belmond Orcaella, Myanmar. This growth was partially offset by a $0.4 million decrease in revenue from the Belmond British Pullman U.K. day-train, which operated seven fewer trips, including five fewer charters, during the current-year quarter than it did in the prior-year quarter.

EBITDA of $2.5 million for the second quarter of 2014 was in line with EBITDA in the second quarter of 2013, as EBITDA growth from the Venice Simplon-Orient-Express and Belmond Royal Scotsman was offset by EBITDA declines for Belmond British Pullman and Belmond Orcaella. Belmond Orcaella was not yet operational in 2013 for the second quarter, which is a loss-making quarter for the cruise due to the seasonality of this business.

Part-owned / managed trains:
EBITDA for the second quarter of 2014 of $4.0 million was $0.8 million greater than $3.2 million for the second quarter of 2013. This 25% growth was primarily the result of a 25% increase in EBITDA recognized for the Company’s PeruRail joint venture due largely to a 13% increase in passenger train revenue primarily as a result of an increase in tickets sold.

Central costs:
In the second quarter of 2014, central overheads were $7.0 million compared to $6.9 million in the prior-year period, an increase of $0.1 million or 1%.

The Company also incurred $2.2 million of non-cash share-based compensation expense compared to $2.3 million in the second quarter of 2013.

Central marketing costs in the second quarter of 2014 of $1.4 million were $1.2 million higher than the prior-year quarter partially due to $0.5 million of Belmond brand launch expenses incurred in the second quarter of 2014.

Depreciation and amortization:
Depreciation and amortization expense for the second quarter of 2014 of $12.8 million was up $0.6 million from $12.2 million in the second quarter of 2013 as a result of the recent completion of several capital projects.

Interest:
Interest expense for the second quarter of 2014 of $8.2 million was $0.1 million higher than the prior-year quarter expense of $8.1 million.

Tax:
Tax expense from continuing operations for the second quarter of 2014 was $12.5 million compared to an expense of $2.9 million in the same quarter in the prior year. The prior-year quarter tax charge benefited from a deferred tax credit of $3.4 million related to the retranslation of deferred tax liabilities recorded in local currencies due to the depreciation of those currencies against the U.S. dollar. In addition, there is a $6.7 million year-over-year increase in tax expense relating to a change in the Company’s quarterly profits mix primarily as a result of the March 2014 corporate debt refinancing.

Investment:
In keeping with its strategy to selectively re-invest capital in its core assets, the Company invested a total of $20.9 million in its portfolio during the second quarter of 2014, including $4.6 million at Belmond Grand Hotel Europe primarily for the conversion of 19 historic rooms into six signature suites and the renovation of the hotel’s restaurants and meeting rooms; $3.5 million at Belmond Charleston Place primarily for the hotel’s rooms renovation project; $1.7 million at Belmond Hotel Cipriani, Venice, Italy primarily for the renovation of the hotel’s new Oro restaurant; $1.7 million related to the renovation of Belmond Miraflores Park; $1.6 million at Belmond Villa Sant’Andrea primarily for the six new junior suites that opened in May 2014; $1.3 million at Belmond Hotel Splendido in Portofino, Italy primarily for the renovation of several of the hotel’s rooms and suites; and the balance for routine capital expenditures.

Balance Sheet

At June 30, 2014, the Company had total debt (including the current portion and debt of consolidated variable interest entities) of $641.7 million and no outstanding working capital loan balances. The Company had cash balances of $136.8 million (including $3.9 million of total restricted cash, of which $2.0 million was in other assets) at June 30, 2014, resulting in total net debt of $504.9 million compared to total net debt at December 31, 2013 of $503.0 million. At June 30, 2014, the ratio of net debt to trailing twelve-month total adjusted EBITDA was 4.3 times.

Undrawn amounts available to the Company at June 30, 2014 under lines of credit, including the Company’s corporate revolving credit facility, were $101.7 million, bringing total cash availability (excluding restricted cash) at June 30, 2014 to $234.6 million.

At June 30, 2014, approximately 44% of the Company’s debt was at fixed interest rates and 56% was at floating interest rates. The weighted average maturity of the debt was approximately 6.0 years and the weighted average interest rate was 4.5%. The Company had $7.3 million of debt repayments due within twelve months.

* * * * * * * *

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Revenue and earnings from unconsolidated companies

Owned hotels
- Europe	78.2	75.2	92.7	91.2
- North America	37.3	40.5	75.6	75.0
- Rest of world	33.2	30.4	69.7	71.6
Total owned hotels	148.7	146.1	238.0	237.8
Part-owned / managed hotels	2.0	1.9	1.7	0.9
Total hotels	150.7	148.0	239.7	238.7

Owned trains & cruises	23.3	21.7	34.3	30.9
Part-owned / managed trains	4.0	3.2	5.8	5.3
Total trains & cruises	27.3	24.9	40.1	36.2

Total (1)	178.0	172.9	279.8	274.9

Analysis of earnings

Owned hotels
- Europe	29.8	28.1	21.5	20.2
- North America	6.9	8.2	14.2	14.5
- Rest of world	6.7	4.8	17.5	17.6
Total owned hotels	43.4	41.1	53.2	52.3
Part-owned / managed hotels	1.8	1.8	1.3	(0.2)
Total hotels	45.2	42.9	54.5	52.1

Owned trains & cruises	2.5	2.5	1.7	1.4
Part-owned / managed trains	4.0	3.2	5.8	5.3
Total trains & cruises	6.5	5.7	7.5	6.7

Central overheads	(7.0)	(6.9)	(14.4)	(15.4)
Share-based compensation	(2.2)	(2.3)	(3.0)	(3.9)
Central marketing costs	(1.4)	(0.2)	(2.4)	(0.6)
EBITDA before gain on disposal and impairment	41.1	39.2	42.2	38.9
Gain on disposal of property, plant and equipment	0.2	—	3.9	—
Impairment	—	—	—	(35.7)
EBITDA	41.3	39.2	46.1	3.2
Depreciation & amortization	(12.8)	(12.2)	(24.9)	(23.7)
Loss on extinguishment of debt	—	—	(14.5)	—
Interest	(8.2)	(8.1)	(17.4)	(15.1)
Foreign currency, net	(1.3)	0.9	(0.9)	3.0
Earnings / (losses) before tax	19.0	19.8	(11.6)	(32.6)
Tax	(12.5)	(2.9)	(1.9)	3.3
Net earnings / (losses) from continuing operations	6.5	16.9	(13.5)	(29.3)
Discontinued operations	(0.5)	0.4	(1.2)	(0.4)
Net earnings / (losses)	6.0	17.3	(14.7)	(29.7)
Net losses / (earnings) attributable to non-controlling interests	0.1	0.2	—	(0.1)
Net earnings / (losses) attributable to Belmond Ltd.	6.1	17.5	(14.7)	(29.8)

Net earnings / (losses) per common share attributable to Belmond Ltd.	0.06	0.17	(0.14)	(0.29)
Number of shares – millions	103.73	103.06	103.73	103.04

(1) Comprised of revenue of $175.6 million (2013 - $170.5 million) and earnings from unconsolidated companies of $2.4 million (2013 - $2.4 million) for the three months ended June 30, 2014, and revenue of $278.1 million (2013 - $273.3 million) and earnings from unconsolidated companies of $1.7 million (2013 - $1.6 million) for the six months ended June 30, 2014.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Room Nights Available
Europe	83,541	84,285	127,126	132,257
North America	65,065	70,458	136,435	134,108
Rest of world	93,457	92,274	185,887	183,534
Worldwide	242,063	247,017	449,448	449,899

Rooms Nights Sold
Europe	50,322	52,008	65,994	68,518
North America	44,697	51,252	88,862	92,213
Rest of world	46,414	44,763	103,623	107,581
Worldwide	141,433	148,023	258,479	268,312

Occupancy
Europe	60%	62%	52%	52%
North America	69%	73%	65%	69%
Rest of world	50%	49%	56%	59%
Worldwide	58%	60%	58%	60%

Average Daily Rate (in US dollars)
Europe	888	837	773	738
North America	422	393	448	428
Rest of world	432	375	417	396
Worldwide	591	544	519	494

RevPAR (in US dollars)
Europe	535	517	401	382
North America	290	286	292	294
Rest of world	215	182	233	232
Worldwide	346	326	298	295

Same Store RevPAR (in US dollars) (1)
Europe	535	517	401	382
North America	290	285	309	307
Rest of world	215	182	245	234
Worldwide	346	327	311	301

Same Store RevPAR (% change)	US dollar	Local currency	US dollar	Local currency
Europe	3%	2%	5%	4%
North America	2%	2%	1%	1%
Rest of world	18%	24%	5%	17%
Worldwide	6%	6%	3%	6%

(1) Same store RevPAR for the three months ended June 30, 2014 excludes the operations of Inn at Perry Cabin. Same store RevPAR for the six months ended June 30, 2014 excludes the operations of Inn at Perry Cabin, Belmond El Encanto and Belmond Miraflores Park.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	June 30,	December 31,
	2014	2013

Assets
Cash	132.9	123.2
Restricted cash	1.9	6.0
Accounts receivable	40.7	35.5
Due from unconsolidated companies	9.8	11.8
Prepaid expenses and other	28.2	25.9
Inventories	44.5	45.0
Other assets held for sale	0.7	34.4
Total current assets	258.7	281.8

Property, plant & equipment, net of accumulated depreciation	1,089.1	1,121.7
Property, plant & equipment, net of accumulated depreciation of consolidated variable interest entities	193.9	187.9
Investments in unconsolidated companies	64.8	63.4
Goodwill	149.6	156.9
Other intangible assets	14.0	14.2
Other assets	63.0	54.0

Total assets	1,833.1	1,879.9

Liabilities and Equity
Working capital loans	—	0.1
Accounts payable	26.2	23.8
Accrued liabilities	76.5	74.2
Deferred revenue	43.4	37.0
Other liabilities held for sale	—	1.6
Current portion of long-term debt and capital leases	5.5	71.0
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Total current liabilities	153.4	209.5

Long-term debt and obligations under capital leases	540.9	472.6
Long-term debt of consolidated variable interest entities	93.5	94.3
Deferred income taxes	98.1	108.5
Deferred income taxes of consolidated variable interest entities	61.2	60.9
Other liabilities	27.9	23.4

Total liabilities	975.0	969.2

Shareholders’ equity	856.5	908.3
Non-controlling interests	1.6	2.4
Total equity	858.1	910.7

Total liabilities and equity	1,833.1	1,879.9

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

EBITDA	41.3	39.2	46.1	3.2

Adjusted items:
Pre-opening expenses (1)	—	0.6	—	2.6
Management restructuring (2)	—	1.5	(0.5)	3.1
Write-down of assets (3)	—	—	—	0.7
Acquisition proposal costs (4)	—	(0.3)	—	(0.1)
Brand-related costs (5)	—	—	0.1	—
Amortization of share-based compensation (6)	—	0.2	—	0.5
Write-off of deferred financing costs in joint venture (7)	0.5	—	0.5	—
VAT settlement provision (8)	0.3	—	0.3	—
Gain on disposal (9)	(0.2)	—	(3.9)	—
Impairment (10)	—	—	—	35.7

Total adjusted EBITDA	41.9	41.2	42.6	45.7

Reported net earnings / (losses) attributable to Belmond Ltd.	6.1	17.5	(14.7)	(29.8)
Net losses / (earnings) attributable to non-controlling interests	0.1	0.2	—	(0.1)
Reported net earnings / (losses)	6.0	17.3	(14.7)	(29.7)
Discontinued operations net of tax	(0.5)	0.4	(1.2)	(0.4)
Net earnings / (losses) from continuing operations	6.5	16.9	(13.5)	(29.3)

Adjusted items net of tax:
Pre-opening expenses (1)	—	0.4	—	1.8
Management restructuring (2)	—	1.3	(0.6)	2.4
Write-down of assets (3)	—	—	—	0.5
Acquisition proposal costs (4)	—	(0.3)	—	(0.1)
Brand-related costs (5)	—	—	0.1	—
Amortization of share-based compensation (6)	—	0.2	—	0.5
Write-off of deferred financing costs in joint venture (7)	0.3	—	0.3	—
VAT settlement provision (8)	0.4	—	0.4	—
Gain on disposal (9)	(0.1)	—	(2.3)	—
Impairment (10)	—	—	—	35.7
Loss on extinguishment of debt (11)	—	—	11.6	—
Interest adjustments (12)	—	—	—	0.4
Foreign currency, net (13)	0.9	(0.8)	0.7	(2.3)

Adjusted net earnings / (losses) from continuing operations	8.0	17.7	(3.3)	9.6

Reported EPS	0.06	0.17	(0.14)	(0.29)
Reported EPS from continuing operations	0.06	0.16	(0.13)	(0.28)
Adjusted EPS from continuing operations	0.08	0.17	(0.03)	0.09
Number of shares (millions)	103.73	103.06	103.73	103.04

(1) Pre-opening expenses at Belmond El Encanto and Belmond Orcaella
(2) Restructuring and redundancy costs
(3) Non-cash write-down of fixed assets, receivables and abandoned projects
(4) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(5) Costs associated with development of new brand and the write-off of existing brand materials
(6) Amortization of share-based compensation liability for employees who have already reached retirement age
(7) Write-off of unamortized deferred financing costs at the Peruvian hotels joint venture
(8) Provision for settlement related to value added tax audit
(9) Gain on disposal of property, plant and equipment
(10) Non-cash impairment charge related to long-lived assets
(11) Write-off of unamortized deferred financing costs, swap cancellation costs, prepayment fees and extension fees, all pertaining to loans subsequently repaid
(12) Write-off of unamortized deferred financing costs and change in fair value for interest swaps that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships

(13) Foreign currency, net is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS (CONTINUED)
(Unaudited)

$ millions	Twelve months ended June 30,	Six months ended June 30,		Year ended December 31,
	2014	2014	2013	2013

EBITDA	113.5	46.1	3.2	70.6

Adjusted items:
Pre-opening expenses (1)	0.4	—	2.6	3.0
Management restructuring (2)	1.0	(0.5)	3.1	4.6
Write-down of assets (3)	0.2	—	0.7	0.9
Acquisition proposal costs (4)	—	—	(0.1)	(0.1)
Brand-related costs (5)	2.0	0.1	—	1.9
Amortization of share-based compensation (6)	1.3	—	0.5	1.8
Write-off of deferred financing costs in joint venture (7)	0.5	0.5	—	—
VAT settlement provision (8)	0.4	0.3	—	0.1
Gain on disposal (9)	(3.9)	(3.9)	—	—
Impairment (10)	0.7	—	35.7	36.4
Post-retirement benefit (11)	0.5	—	—	0.5

Total adjusted EBITDA	116.6	42.6	45.7	119.7

EBITDA	113.5	46.1	3.2	70.6

Depreciation and amortization	(49.9)	(24.9)	(23.7)	(48.7)
(Loss) / gain on extinguishment of debt	(11.0)	(14.5)	—	3.5
Interest	(35.5)	(17.4)	(15.1)	(33.2)
Foreign exchange	(3.0)	(0.9)	3.0	0.9
Earnings / (losses) before tax	14.1	(11.6)	(32.6)	(6.9)
Tax	(24.5)	(1.9)	3.3	(19.3)
Net earnings / (losses) from continuing operations	(10.4)	(13.5)	(29.3)	(26.2)
Discontinued operations	(6.1)	(1.2)	(0.4)	(5.3)
Net losses	(16.5)	(14.7)	(29.7)	(31.5)

(1) Pre-opening expenses at Belmond El Encanto and Belmond Orcaella
(2) Restructuring and redundancy costs
(3) Non-cash write-down of fixed assets, receivables and abandoned projects
(4) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(5) Costs associated with development of new brand and the write-off of existing brand materials
(6) Amortization of share-based compensation liability for employees who have already reached retirement age
(7) Write-off of unamortized deferred financing costs at the Peruvian hotels joint venture
(8) Provision for settlement related to value added tax audit
(9) Gain on disposal of property, plant and equipment
(10) Non-cash impairment charges related to long-lived assets
(11) Charge due to change in basis of calculation of post-retirement benefit at one owned property

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	June 30, 2014	December 31, 2013

Cash
Cash and cash equivalents	132.9	123.2
Restricted cash (including $2.0 million / $7.6 million classified within long-term other assets on the balance sheet)	3.9	13.6

Total cash	136.8	136.8

Total debt
Working capital loans	—	0.1
Current portion of long-term debt and capital leases	5.5	71.0
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Long-term debt and obligations under capital leases	540.9	472.6
Long-term debt held by consolidated variable interest entities	93.5	94.3

Total debt	641.7	639.8

Net debt	504.9	503.0

Total adjusted EBITDA	116.6	119.7

Net debt / adjusted EBITDA	4.3x	4.2x

Conference Call
Belmond Ltd. will conduct a conference call on Thursday, July 31, 2014 at 10:00 a.m. EDT (3:00 p.m. BST). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (US toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (UK free phone). The conference ID number is 68627603. A re-play of the conference call will be available by telephone until 11:00 a.m. EDT on Thursday, August 14, 2014 and can be accessed by calling +1 866 247 4222 (U.S. toll free) or +44 +44 (0)145 255 0000 (standard international). The conference ID number is 68627603. A re-play will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 45 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, six luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’, one of New York’s most storied restaurants. Orient Express is a trademark of SNCF. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Total adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers total adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings and RevPAR outlook, investment plans, debt refinancings, asset sales, benefits of a new brand and similar matters that are not historical facts. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertain effects of the introduction of new brands and possible challenges to the Company’s ownership of new brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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